Exhibit 99.1

New York Supreme Court Appellate Division Overturns Lower Court and Grants MBIA’s and National Public Finance Guarantee Corp.’s Motion to Dismiss Bank Group Plenary Action

ARMONK, N.Y.--(BUSINESS WIRE)--January 11, 2011--MBIA Inc. (NYSE: MBI) today announced that the Appellate Division of the New York State Supreme Court has reversed an earlier decision by a lower court and granted MBIA’s motion to dismiss the plenary lawsuit brought by a group of banks challenging the Company’s Transformation. In its decision, the Appellate Division agreed with MBIA’s position that the lawsuit was an improper collateral attack on the New York State Insurance Department’s approval of MBIA’s Transformation. The Court also dismissed all of the other causes of action stated in the banks’ complaint.

“The banks have continuously sought to obstruct National’s goal of providing much needed insurance capacity to the municipal market and to undermine the determinations made by the New York State Insurance Department. So we are gratified by the Appellate Division’s decision and are now looking forward to a prompt resolution of the Article 78 proceeding, in which we fully expect to prevail,” said Jay Brown, MBIA CEO.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks, the possibility that the Company will not realize insurance loss recoveries expected in disputes with sellers/servicers of RMBS transactions, the possibility that the Company will experience severe losses or liquidity needs due to increased deterioration in its insurance portfolios; the possibility that loss reserve estimates are not adequate to cover potential claims; the Company’s ability to fully implement its Strategic Plan as outlined in the Company’s most recent Annual Report on Form 10-K; the Company’s ability to favorably resolve regulatory proceedings and litigation claims against the Company and legal actions initiated by the Company in connection with potential insurance loss recoveries; an inability to achieve high, stable credit ratings; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, fixed-income asset management, and other specialized financial services. The Company services its clients around the globe, with offices in New York, Denver, San Francisco, Paris, London, Madrid and Mexico City. Please visit MBIA's Web site at www.mbia.com.

CONTACT:
MBIA Inc., Media:
Kevin Brown, 914-765-3648
or
MBIA Inc., Media:
Elizabeth James, 914-765-3889
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MBIA Inc., Investor Relations:
Greg Diamond, 914-765-3190